Exhibit 99.1

FTS INTERNATIONAL ANNOUNCES FIRST QUARTER 2019 FINANCIAL AND OPERATIONAL RESULTS

May 8, 2019

FORT WORTH, TEXAS — (BUSINESS WIRE) — FTS International, Inc. (NYSE: FTSI) (the “Company” or “FTSI”) today reported its financial and operational results for the first quarter of 2019.

Michael Doss, FTSI’s Chief Executive Officer, commented “We are pleased with our operational performance in the first quarter despite a challenging market environment. Stages completed per active fleet improved 8% compared to the prior quarter, while pricing for our services fell due to the continued over supply of HHP in the market.

The pipeline of opportunities has steadily increased from the start of the year, but we continued to take a measured approach and walked away from a number of opportunities due to unsustainable profitability. Our primary focus in the second quarter is to rationalize underperforming fleets, converting them to more profitable work.

Also included in our first quarter results was the effect of restructuring and amending our largest sand supply contract. This amendment will reduce our remaining commitments by over $160 million but resulted in a supply commitment charge of $55 million.

Despite the challenging market, we continue to be a leader in capex, efficiencies and cash flow. Our cash flow generation and the recently announced divestiture of our Chinese joint venture will allow us to continue reducing our net debt.”

First Quarter 2019 Compared to the Fourth Quarter 2018

•                  Revenue was $222.5 million, down from $248.1 million

•                  Net loss was $(55.0) million, down from net income of $26.5 million

•                  Earnings per share was $(0.50), down from $0.24

•                  Adjusted net income was $5.8 million

•                  Adjusted earnings per share was $0.05

•                  Adjusted EBITDA was $39.4 million, down from $67.1 million

•                  Adjusted EBITDA per average active fleet was $7.9 million on an annualized basis, down from $13.9 million

•                  Generated $33.9 million in cash flow from operations

•                  Repaid $27.0 million of debt to bring principal amount of debt to $480.9 and net debt to $308.8 million

Operational Update

Average active fleets during the first quarter was 20.0, slightly up from 19.3 in the fourth quarter. The Company exited the first quarter with 21 active fleets, and remains at that level today.

FTSI completed 6,740 stages during the first quarter, or 337 stages per active fleet. This compares to 6,038 stages in the fourth quarter of last year, or 312 stages per active fleet, and 8,152 stages in the first quarter of last year, or 296 stages per active fleet.

Liquidity and Capital Resources

Capital expenditures were $11.7 million in the first quarter compared to $15.6 million in the fourth quarter. The Company has also revised its full-year 2019 capital expenditure expectation to $55 — $65 million, down $15 million from previous guidance.

During the first quarter, the Company repaid $27.0 million of debt to bring the total principal amount of debt outstanding to $480.9 million at March 31, 2019. FTSI intends to continue to repay debt with free cash flow generated in 2019.

At March 31, 2019, FTSI had $172.1 million of cash, resulting in net debt of $308.8 million. As of March 31, 2019, availability under the Company’s revolving credit facility was $96.4 million. During the first quarter, the Company had no borrowings outstanding under its revolving credit facility.

Divestiture of Equity Interest in SinoFTS

In April 2019, FTSI announced that it expects to sell its 45% ownership interest in SinoFTS Petroleum Services Ltd., FTSI’s joint venture in China, to Sinopec Oilfield Services Corporation, FTSI’s joint venture partner. The purchase price, excluding tax reimbursements, to be paid by Sinopec OFS, is $26.9 million. Sinopec OFS will also pay to FTS International a royalty fee, excluding tax reimbursements, of $5.8 million for intellectual property rights. The transaction is expected to close in the third quarter of 2019, subject to customary closing conditions. FTSI currently estimates that it will recognize a small gain on the sale of its equity interest, and intends to use the proceeds from this transaction to repay debt.

Supply Commitment Charge

In May 2019, FTSI restructured and amended its largest sand supply contract to reduce the total remaining commitment through 2024 by approximately $162 million. This reduces FTSI’s annual commitment from $47.9 million to $21.0 million from 2019 through 2024. In connection with this amendment, FTSI recorded a supply commitment charge of $55.0 million in the first quarter of 2019 for expected losses under this contract from 2020 through the end of the contract in 2024.

The reduced annual commitments of $21.0 million represent the annual payments FTSI would make under the contract if the Company does not purchase any sand from this vendor. As a result of the supply commitment charges incurred to date, FTSI has accrued for $11.0 million of each annual commitment, or $66.0 million, at March 31, 2019. FTSI expects to pay this amount in equal annual installments from 2019 through 2024. The remaining annual commitments of $10.0 million represent partial prepayments for the sand FTSI intends to purchase during each successive year of the contract. FTSI will not incur additional charges under this contract if it continues to purchase at least 1.0 million tons of sand per year, which the Company believes better matches the Company’s current and forecasted sand needs. A portion of this charge could be reversed if FTSI purchases more than 1.0 million tons of sand in a year.

The Company incurs supply commitment charges when its purchases of sand from certain suppliers are less than the minimum purchase commitments in its supply contracts. The Company entered into this contract in 2013 in connection with selling its sand mines, which was at a time when the Company’s then current and expected needs for sand were significantly higher than they are today. As the Company’s sand needs have declined over the years due to industry cycles or due to its customers choosing to procure their own sand, the Company and its supplier have continuously worked together to accommodate changing market conditions by amending the contract.

Conference Call & Webcast

FTSI will hold a conference call that will also be webcast on its website on Wednesday, May 8, 2019 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the results. Presenting the Company’s results will be Michael Doss, Chief Executive Officer, Buddy Petersen, Chief Operating Officer and Lance Turner, Chief Financial Officer.

Please see below for instructions on how to access the conference call and webcast. If you intend to ask a question in the Q&A portion of the call, please join by phone.

By Phone:                                 Dial (212) 231-2921 at least 10 minutes before the call. A replay will be available through May 29th by dialing (402) 977-9140 and using the conference ID 21922693#.

By Webcast:                    Connect to the webcast via the Events page of FTSI’s website at www.FTSI.com/investor-relations/events. Please join the webcast at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is one of the largest providers of hydraulic fracturing services in North America with an operating footprint consisting of five of the most active major unconventional basins in the United States. The Company’s services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production, or E&P, companies in shale and other unconventional resource formations. To learn more, visit www.FTSI.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that FTSI defines as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; acquisition or disposition transaction costs; and supply commitment charges. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. The Company also uses Adjusted EBITDA per average active fleet on an annualized basis, which is a non-GAAP measure and is defined as Adjusted EBITDA divided by the average active fleets per quarter then multiplying the result by four. Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis are used by management to evaluate the operating performance of the business for comparable periods and Adjusted EBITDA is a metric used for management incentive compensation. Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis should not be used by investors or others as the sole basis for formulating investment decisions, as they exclude a number of important items. The Company believes Adjusted EBITDA and Adjusted EBITDA per average active fleet on an annualized basis are important indicators of operating performance because they exclude the effects of the Company’s capital structure and certain non-cash items from the Company’s operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company’s operating performance, although FTSI’s definition of Adjusted EBITDA may differ from other industry peer companies.

Adjusted net income and adjusted earnings per share are non-GAAP financial measures that FTSI defines as net income (loss) plus a supply commitment charge, an impairment of assets charge, and an inventory write-down charge, and in the case of adjusted earnings per share, divided by the weighted average number of shares outstanding during the period. The Company believes the use of adjusted net income and adjusted earnings per share provide additional information to enable management and FTSI’s investors to facilitate year-over-year performance comparisons and a comparison to the performance of the Company’s peers.

Net debt is a non-GAAP financial measure that FTSI defines as total long-term debt less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding new opportunities for work, FTSI’s strategy for the second quarter, full-year 2019 capital expenditures, the repayment of debt with free cash flow generated in 2019, the sale of the Company’s Chinese joint venture, the amounts the Company could owe and the reduction of its commitments under its supply contract, the expected timing of the Company’s payments relating to the supply contract, expected sand needs, the Company’s estimated loss or gain relating to the supply contract, the expected sale of the Company’s interest in the Chinese joint venture, the expected purchase price and royalty fee, the expected closing of the transaction, FTSI’s expected gain on the sale and intended use of proceeds from the buyout transaction, and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on FTSI’s current expectations and assumptions regarding capital market conditions, FTSI’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, FTSI’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the operations of FTSI; results of litigation, arbitration, settlements and investigations; the final terms of new and renegotiated supply and customer contracts; actions by third parties, including governmental agencies; volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for FTSI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; product liability; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents and other risks and uncertainties. Any forward-looking statement made in this press release speaks only as of the date on which it is made. FTSI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in FTSI’s filings with the SEC. The risk factors and other factors noted in FTSI’s filings with the SEC could cause the Company’s actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations (unaudited)

	Three Months Ended
(In millions, except per share amounts)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018

Revenue
Revenue	$221.6	$248.1	$423.3
Revenue from related parties	0.9	—	44.2
Total revenue	222.5	248.1	467.5

Operating expenses
Costs of revenue	163.1	169.4	312.2
Selling, general and administrative	23.6	21.6	25.8
Depreciation and amortization	22.4	22.3	20.6
Impairments and other charges	60.8	3.2	2.0
Loss (gain) on disposal of assets, net	0.3	(0.3)	0.5
Total operating expenses	270.2	216.2	361.1

Operating (loss) income	(47.7)	31.9	106.4

Interest expense, net	(8.2)	(9.4)	(17.4)
Gain (loss) on extinguishment of debt, net	0.5	0.9	(9.3)
Equity in net income of joint venture affiliate	0.6	3.0	—

(Loss) income before income taxes	(54.8)	26.4	79.7
Income tax expense (benefit)	0.2	(0.1)	1.0

Net (loss) income	$(55.0)	$26.5	$78.7

Net (loss) income attributable to common stockholders	$(55.0)	$26.5	$501.9

Basic and diluted earnings per share attributable to common stockholders	$(0.50)	$0.24	$5.68

Shares used in computing basic and diluted earnings per share	109.7	109.4	88.4

Consolidated Balance Sheets (unaudited)

	Mar. 31,	Dec. 31,
(In millions)	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$172.1	$177.8
Accounts receivable, net	150.6	158.3
Accounts receivable from related parties	—	—
Inventories	67.6	66.6
Prepaid expenses and other current assets	5.9	7.0
Total current assets	396.2	409.7

Property, plant, and equipment, net	261.2	275.3
Operating lease right-of-use asset	32.7	—
Intangible assets, net	29.5	29.5
Investment in joint venture affiliate	24.2	23.2
Other assets	6.2	6.0
Total assets	$750.0	$743.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$75.5	$86.8
Accrued expenses	38.2	29.3
Current portion of operating lease liabilities	22.4	—
Other current liabilities	28.0	16.3
Total current liabilities	164.1	132.4

Long-term debt	476.8	503.2
Operating lease liabilities	11.8	—
Other liabilities	44.0	1.2
Total liabilities	696.7	636.8

Stockholders’ equity
Common stock	36.4	36.4
Additional paid-in capital	4,379.7	4,378.4
Accumulated deficit	(4,362.8)	(4,307.9)
Total stockholders’ equity	53.3	106.9
Total liabilities and stockholders’ equity	$750.0	$743.7

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended
(In millions)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018

Cash flows from operating activities
Net (loss) income	$(55.0)	$26.5	$78.7
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22.4	22.3	20.6
Stock-based compensation	3.0	7.0	1.6
Amortization of debt discounts and issuance costs	0.5	0.5	0.9
Loss on disposal of assets, net	0.3	(0.3)	0.5
(Gain) loss on extinguishment of debt, net	(0.5)	(0.9)	9.3
Non-cash provision for supply commitment charges	56.6	3.2	2.0
Cash paid to settle supply commitment charges	—	(3.2)	—
Impairment of assets	2.8	—	—
Inventory write-down	1.4	—	—
Other non-cash items	(0.8)	(3.4)	0.1
Changes in operating assets and liabilities:
Accounts receivable	7.7	56.7	(32.1)
Accounts receivable from related parties	—	7.4	(34.2)
Inventories	(1.7)	0.7	(9.1)
Prepaid expenses and other assets	0.3	1.7	(0.3)
Accounts payable	(11.3)	(16.4)	26.7
Accrued expenses and other liabilities	8.2	(19.6)	9.6
Net cash provided by operating activities	33.9	82.2	74.3

Cash flows from investing activities
Capital expenditures	(11.7)	(15.6)	(37.8)
Proceeds from disposal of assets	0.1	0.9	0.3
Net cash used in investing activities	(11.6)	(14.7)	(37.5)

Cash flows from financing activities
Repayments of long-term debt	(26.3)	(55.8)	(399.3)
Taxes paid related to net share settlement of equity awards	(1.7)	(1.1)	—
Net proceeds from issuance of common stock	—	—	303.0
Payments of revolving credit facility issuance costs	—	—	(2.2)
Net cash used in financing activities	(28.0)	(56.9)	(98.5)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(5.7)	10.6	(61.7)
Cash, cash equivalents, and restricted cash at beginning of period	177.8	167.2	217.2
Cash, cash equivalents, and restricted cash at end of period	$172.1	$177.8	$155.5

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended
(In millions except average active fleets)	Mar. 31, 2019	Dec. 31, 2018	Mar. 31, 2018

Net (loss) income	$(55.0)	$26.5	$78.7
Interest expense, net	8.2	9.4	17.4
Income tax expense (benefit)	0.2	(0.1)	1.0
Depreciation and amortization	22.4	22.3	20.6
Loss (gain) on disposal of assets, net	0.3	(0.3)	0.5
(Gain) loss on extinguishment of debt, net	(0.5)	(0.9)	9.3
Stock-based compensation	3.0	7.0	1.6
Supply commitment charges	56.6	3.2	2.0
Impairment of assets	2.8	—	—
Inventory write-down	1.4	—	—
Adjusted EBITDA	39.4	67.1	131.1
Average Active Fleets	20.0	19.3	27.5
Annualized Adjusted EBITDA Per Average Active Fleet	$7.9	$13.9	$19.1

Reconciliation of Long-term Debt to Net Debt

	Mar. 31,	Dec. 31,	Mar. 31,
(In millions)	2019	2018	2018

Long-term debt	$476.8	$503.2	$727.2
Add: unamortized discount and debt issuance costs	4.1	4.7	7.8
Total principal amount of debt	480.9	507.9	735.0

Less: cash and cash equivalents	172.1	177.8	155.5
Net debt	$308.8	$330.1	$579.5

Calculation of Adjusted Net Income and Adjusted Earnings Per Share

Three Months Ended
Mar. 31,
(In millions, except per share amounts)	2019

Net loss	$(55.0)
Plus: supply commitment charge	56.6
Plus: impairment of assets	2.8
Plus: inventory write-down	1.4
Adjusted net income	5.8

Adjusted basic and diluted earnings per share	$0.05

Shares used in computing basic and diluted earnings per share	109.7